EXHIBIT 21

                               SUBSIDIARIES OF DVL

      The Company's only significant subsidiaries are Professional Service Corporation (a Delaware Corporation), Del Toch, LLC (a Delaware Limited Liability Corporation), Delborne Land Company, LLC (a Delaware Limited Liability Corporation), S2 Holdings, Inc. (a Delaware Limited Liability Company), DVL Mortgage Holdings, LLC
      (a Delaware Limited Liability Corporation), Receivables II-A, LLC, (a Nevada Limited Liability Corporation), Receivables II-B, LLC
      (a Nevada Limited Liability Corporation), Delbrook Holdings, LLC
      (a Delaware Limited Liability Corporation), DVL Kearny Holdings, LLC (a Delaware Limited Liability Company).